EXHIBIT 99.1

Brookfield Asset Management Announces Record First Quarter Results

Quarterly Fee-Related Earnings up 26% Year-Over-Year to Nearly $700 Million

$25 Billion of Capital Raised in the Quarter and Over $140 Billion Raised in the Past Year

Closed $6 Billion in the First Quarter for Real Estate Flagship—Currently at $16 Billion; Now Set to Be Our Largest Real Estate Strategy

NEW YORK, May 06, 2025 (GLOBE NEWSWIRE) -- Brookfield Asset Management Ltd. (NYSE: BAM, TSX: BAM) (“BAM”), a leading global alternative asset manager headquartered in New York with over $1 trillion of assets under management, today announced financial results for the quarter ended March 31, 2025.

Connor Teskey, President of Brookfield Asset Management, stated, “Our earnings momentum continued as we had another strong quarter to start the year. Fee-related earnings grew 26% year-over-year, driven by more than $140 billion of capital raised over the past twelve months. The strength in real estate was remarkable, with $6 billion of inflows to our flagship strategy which, already at $16 billion, is now set to be our largest real estate strategy ever raised. We grew our leading private credit platform by expanding our capabilities and deepening partnerships to better serve our clients.”

He continued, “Meanwhile, our business continues to benefit from deep exposure to the world’s investment megatrends of artificial intelligence, energy transition and growth in private credit. Our business is built for this environment, and we are very active. Recent macro uncertainty has underscored the growing appeal of private assets, especially those focused on essential infrastructure that deliver stable, long-duration and inflation-protected revenues that perform across market cycles. With nearly $120 billion of capital available to deploy, we are well-positioned to invest through this cycle and deliver compelling long-term value for our clients.”

Operating Results

Fee-related earnings, or FRE, increased by 26% to $698 million or $0.43 per share compared to the prior year period largely due to over $140 billion of inflows over the past twelve months.

Unaudited For the periods ended (US$ millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024
Fee-Related Earnings[1]	$698	$552	$2,602	$2,246
Add back: equity-based compensation costs and other[2]	47	48	207	194
Less: cash taxes	(91)	(53)	(339)	(212)
Distributable Earnings[1]	$654	$547	$2,470	$2,228

Fee-related earnings per share	$0.43	$0.34	$1.60	$1.37
Distributable earnings per share	$0.40	$0.34	$1.51	$1.36

Net income attributable to BAM	$581	$441	$2,308	$1,764
See endnotes

Distributable earnings, or DE, increased by 20% to $654 million or $0.40 on a per share basis compared to the prior year period due to growth in FRE, partially offset by higher taxes. Net income attributable to BAM totaled $581 million for the quarter, up 32% from the prior year period, primarily due to growth in FRE.

Regular Dividend Declaration

The board of directors of BAM declared a quarterly dividend of $0.4375 per share, payable on June 30, 2025, to shareholders of record as of the close of business on May 30, 2025.

Operating Highlights

Financial Results

Fee-bearing capital reached $549 billion at the end of the first quarter, up $90 billion or 20% over the last twelve months.

In the quarter, fee-bearing capital benefited from successful fundraising efforts, notably a large close for the fifth vintage of our real estate flagship fund and strong insurance capital inflows along with meaningful capital deployments across our credit franchise. These increases were partially offset by a decline in the stock prices of our listed affiliates.

On the back of this growth in fee-bearing capital, fee-related earnings were a record $698 million ($0.43 / share) for the quarter and $2.6 billion ($1.60 / share) over the last twelve months, up 26% and 16% over the same periods in the prior year, respectively.

Distributable earnings were $654 million ($0.40 / share) for the quarter and $2.5 billion ($1.51 / share) over the last twelve months, up 20% and 11% over the same periods in the prior year, respectively.

Fundraising

We raised $25 billion in the first quarter of 2025 across our flagship and complementary strategies, as well as through our insurance solutions platform and partner managers.

Notable fundraising updates for the quarter include:

  In renewable power and transition, we raised $1.5 billion of capital, including $700 million for the second vintage of our global transition flagship fund strategy, bringing the capital raised to date for the strategy to over $14 billion. We expect to hold a final close for this flagship in the coming months.

  In infrastructure, we raised $800 million of capital, including over $500 million raised for our private wealth infrastructure fund. Additionally, we held the final close for our inaugural infrastructure structured solutions fund of $300 million, which in total raised approximately $1.0 billion of capital commitments.

  In private equity, we raised $1.2 billion of capital, including $300 million in our secondaries business for growth and venture investments.

  In real estate, we raised $7.1 billion of capital, including $5.9 billion for the fifth vintage of our real estate flagship fund, bringing the total strategy size to approximately $16 billion. With final closings from clients in wealth and regional sleeves still ahead, this will be our largest real estate strategy ever raised.

  In credit, we raised $14 billion of capital, including $6.7 billion from insurance accounts. We completed a final close on the twelfth vintage of our opportunistic credit flagship fund, bringing the total capital raised for the strategy to $16 billion. This is on par with our largest opportunistic credit strategy.

Notable Transactions

We deployed $16 billion of capital in the first quarter of 2025. Recent notable deployments and commitments include:

  In renewable power and transition, we deployed $3.5 billion of capital, including the completion of our privatization of Neoen, a leading, global renewable development business. In addition, in the quarter we committed $1.2 billion toward the acquisition of the U.S. renewables business of National Grid. The deal is expected to close in the second quarter of 2025.

  In infrastructure, we deployed approximately $500 million of capital. In addition, subsequent to the end of the quarter, we signed an agreement to acquire the midstream asset portfolio of Colonial Enterprises for $3.4 billion of equity capital ($9.0 billion of enterprise value). The portfolio includes the Colonial Pipeline, the largest refined products pipeline in the U.S. The deal is expected to close in the second half of 2025.

  In private equity, we deployed $1.1 billion of capital, including the acquisition of Chemelex, a global leader in the design and manufacturing of electric heat trace systems. In addition, we committed over $800 million toward the acquisition of Antylia Scientific, a leading manufacturer and distributor of specialty consumable products and testing equipment used in quality control and research applications. The deal is expected to close in the second quarter of 2025.

  In real estate, we deployed $1.8 billion of capital, including into global logistics platforms within North America, Europe and Asia. In addition, we invested over $100 million of equity capital into a portfolio of U.S. single-family rental properties, spanning nearly 3,800 homes.

  In credit, we deployed $9.2 billion of capital, including $2.3 billion out of our opportunistic credit flagship strategy, and $1.3 billion across our other credit partner managers.

We monetized approximately $10 billion of capital in the quarter. Recent notable sales include:

  In renewable power & transition, we monetized over $600 million of equity capital. In addition, we signed an agreement to sell an additional 25% of our ownership in a U.S. wind project for $200 million ($1.8 billion of enterprise value). The sale is expected to close in the second quarter of 2025.

  In infrastructure, we monetized over $1.0 billion of equity capital, including from the sale of two Mexican regulated natural gas transmission pipelines. In addition, we signed an agreement to sell our remaining 25% interest in Natural Gas Pipeline Company of America’s U.S. natural gas pipeline for $400 million ($5.6 billion of enterprise value).

  In real estate, we monetized $1.2 billion of equity capital, which includes the disposition of select assets related to our acquisition of Tritax, a property firm focused on large-scale logistics assets in Europe and sold PGA National Resort.

  In credit, we monetized $6.0 billion of capital, including Castlelake’s sale of over 100 aircraft.

Uncalled Fund Commitments and Liquidity

As of March 31, 2025, we had a total of $119 billion of uncalled fund commitments.

  Uncalled fund commitments include $52 billion which is not currently earning fees but will earn approximately $520 million of fees annually once deployed.

In April, we completed our inaugural bond offering, bolstering our liquidity position and providing us with additional flexibility to continue investing in our business.

  We issued $750 million of new, 10-year senior unsecured notes with a coupon of 5.795%. In connection with the offering, we received an “A” credit rating from Fitch and “A-“ from S&P.

We had corporate liquidity of $1.4 billion (or $2.1 billion pro forma for our bond offering) on our balance sheet as of March 31, 2025, comprised of cash, short term financial assets, and the undrawn capacity on our revolving credit.

Recent Strategic Transactions and Corporate Announcements
We recently completed several initiatives to expand our partnerships and enhance our credit capabilities, each in order to complement our existing direct investment capabilities:

  Subsequent to the end of the quarter, we announced an agreement to acquire a majority stake in Angel Oak, a leading origination platform and asset manager delivering innovative mortgage and consumer products with over $18 billion in assets under management. Angel Oak brings deep origination strength, a vertically integrated model, and a decade-long track record in structured residential credit. Angel Oak’s platform enhances our capabilities in the fast-growing U.S. mortgage credit market and complements our broader credit offering. We expect to close this transaction over the next few months.

  We increased our ownership interest in Oaktree by 1.5%, bringing our total stake to 74%.

End Notes
1.	See Reconciliation of Net Income to Fee-Related Earnings and Distributable Earnings on page 6 and Non-GAAP and Performance Measures section on page 8.
2.	Equity-based compensation costs and other income includes BAM's portion of equity method investments’ realized carried interest, investment income, and other items.

Brookfield Asset Management Statement of Financial Position

Unaudited As at (US$ millions)	March 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$332	$404
Accounts receivable and other	716	714
Investments	9,418	9,606
Due from affiliates	3,325	2,500
Deferred income tax assets and other assets	1,175	933
Total Assets	$14,966	$14,157

Liabilities
Accounts payable and other	$2,824	$1,828
Corporate borrowings	235	—
Due to affiliates	917	1,092
Deferred income tax liabilities and other	2,027	2,149
	6,003	5,069

Equity	8,963	9,088

Total Liabilities and Equity	$14,966	$14,157

Brookfield Asset Management Statement of Operating Results

Unaudited For the three months ended (US$ millions, except per share amounts)	March 31,	March 31,
	2025	2024
Revenues
Management and incentive fee revenues	$954	$786
Carried interest income, net of amounts attributable to BN	86	38
Other revenues, net	41	60
Total Revenues	1,081	884

Expenses
Compensation, operating, and general and administrative expenses	(343)	(360)
Interest expense	(13)	(4)
Total Expenses	(356)	(364)
Other expenses	(201)	(156)
Share of income from equity method investments	58	80
Income Before Taxes	582	444
Income tax expense	(75)	(71)
Net Income	507	373
Net loss attributable to BN	(74)	(68)
Net income attributable to BAM	$581	$441

Net income per share
Diluted	$0.36	$0.28
Basic	$0.36	$0.28

SELECT FINANCIAL INFORMATION

RECONCILIATION OF NET INCOME TO FEE-RELATED EARNINGS AND DISTRIBUTABLE EARNINGS

Brookfield Asset Management

Unaudited For the three months ended (US$ millions)	March 31,	March 31,
	2025	2024
Net income	$507	$373
Add or subtract the following:
Provision for taxes[1]	75	71
Depreciation and amortization[2]	3	4
Carried interest allocations[3]	(2)	123
Carried interest allocation compensation[3]	146	84
Other expenses[4]	55	72
Interest expense paid to related parties[5]	13	4
Interest and dividend revenue[5]	(20)	(47)
Other revenues[6]	(115)	(172)
Share of income from equity method investments[7]	(58)	(80)
Fee-related earnings of partly owned subsidiaries at our share[7]	106	71
Compensation costs recovered from affiliates[8]	(8)	44
Fee Revenues from BSREP III & other[9]	(4)	5
Fee-Related Earnings	698	552
Cash taxes[10]	(91)	(53)
Add back: equity-based compensation costs and other[11]	47	48
Distributable Earnings	$654	$547

1.	This adjustment removes the impact of income tax provisions on the basis that we do not believe this item reflects the present value of the actual tax obligations that we expect to incur over the long-term due to the substantial deferred tax assets of BAM.
2.	This adjustment removes the depreciation and amortization on property, plant and equipment and intangible assets, which are non-cash in nature and therefore excluded from Fee-Related Earnings.
3.	These adjustments remove the impact of both unrealized and realized carried interest allocations and the associated compensation expense. Unrealized carried interest allocations and associated compensation expense are non-cash in nature. Carried interest allocations and associated compensation costs are included in Distributable Earnings once realized.
4.	This adjustment removes other income and expenses associated with fair value changes for consolidated entities and funds.
5.	This adjustment removes interest and charges paid or received from related party loans by consolidated entities and funds.
6.	This adjustment adds back other revenues earned that are non-cash in nature.
7.	These adjustments remove our share of equity method investments' earnings, including items 1) to 6) above and include its share of equity method investments' Fee-Related Earnings.
8.	This item adds back compensation costs that will be borne by affiliates.
9.	This adjustment adds base management fees earned from funds that are eliminated upon consolidation and other items.
10.	Represents the impact of cash taxes paid by the business.
11.	This adjustment adds back equity-based compensation and other income associated with BAM’s portion of equity method investments’ realized carried interest, interest income received and charges paid on related party loans, investment income, and other income.

Additional Information

The Letter to Shareholders and the Supplemental Information for the three months and twelve months ended March 31, 2025 contain further information on the company’s strategy, operations and financial results. Shareholders are encouraged to read these documents, which are available on BAM’s website.

The statements contained herein are based primarily on information that has been extracted from our financial statements for the quarter ended March 31, 2025, which have been prepared using U.S. GAAP. The amounts have not been audited by BAM’s external auditor.

BAM’s board of directors has reviewed and approved this document, including the summarized unaudited consolidated financial statements, prior to its release.

Information on our dividends can be found on our website under Stock & Distributions - Distribution History section at bam.brookfield.com.

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access BAM’s First Quarter 2025 Results, as well as the Letter to Shareholders and Supplemental Information, on its website under the Reports & Filings section at bam.brookfield.com.

To participate in the Conference Call today at 11:00 a.m. ET, please preregister at https://register-conf.media-server.com/register/BIb8ac4850404142c6a7c14f2e66c0e822. Upon registering, you will be emailed a dial-in number, and unique PIN.

The Conference Call will also be webcast live at https://edge.media-server.com/mmc/p/dxvmbuxr/. For those unable to participate in the Conference Call, the telephone replay will be archived and available for 90 days, or on our website at bam.brookfield.com.

About Brookfield Asset Management

Brookfield Asset Management Ltd. (NYSE: BAM, TSX, BAM) is a leading global alternative asset manager, headquartered in New York, with over $1 trillion of assets under management across renewable power and transition, infrastructure, private equity, real estate, and credit. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We offer a range of alternative investment products to investors around the world — including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. We draw on Brookfield’s heritage as an owner and operator to invest for value and generate strong returns for our clients, across economic cycles.

Please note that Brookfield Asset Management Ltd.’s previous audited annual and unaudited quarterly reports have been filed on EDGAR and SEDAR+ and can also be found in the investor section of its website at bam.brookfield.com. Hard copies of the annual and quarterly reports can be obtained free of charge upon request.

For more information, please visit our website at bam.brookfield.com or contact:

Media: Simon Maine Tel: +44 739 890 9278 Email: simon.maine@brookfield.com	Investor Relations: Jason Fooks Tel: (866) 989-0311 Email: jason.fooks@brookfield.com

Non-GAAP and Performance Measures of our Asset Management Business

This news release and accompanying financial information are based on generally accepted accounting principles in the United States of America (“U.S. GAAP”).

We make reference to Distributable Earnings (“DE”), which is referring to the sum of its fee-related earnings, realized carried interest, realized principal investments, interest expense, and general and administrative expenses; excluding equity-based compensation costs and depreciation and amortization. The most directly comparable measure disclosed in the primary financial statements of Brookfield Asset Management for DE is net income. This provides insight into earnings received by the company that are available for distribution to common shareholders or to be reinvested into the business.

We use Fee-Related Earnings (“FRE”) and DE to assess our operating results and the value of Brookfield’s business and believe that many shareholders and analysts also find these measures of value to them.

We disclose a number of financial measures in this news release that are calculated and presented using methodologies other than in accordance with U.S. GAAP. These financial measures, which include FRE and DE, should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, similar financial measures calculated in accordance with U.S. GAAP. We caution readers that these non-GAAP financial measures or other financial metrics are not standardized under U.S. GAAP and may differ from the financial measures or other financial metrics disclosed by other businesses and, as a result, may not be comparable to similar measures presented by other issuers and entities.

We provide additional information on key terms and non-GAAP measures in our filings available at bam.brookfield.com.

Notice to Readers

BAM is not making any offer or invitation of any kind by communication of this news release and under no circumstance is it to be construed as a prospectus or an advertisement.

This news release contains “forward-looking information” within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and in any applicable Canadian securities regulations (collectively, “forward-looking statements”). Forward-looking statements include statements that are predictive in nature, depend upon or refer to future results, events or conditions, and include, but are not limited to, statements which reflect management’s current estimates, beliefs and assumptions regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies, capital management and outlook of BAM, Brookfield Asset Management and its subsidiaries, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and which are in turn based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. The estimates, beliefs and assumptions of BAM are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. Forward-looking statements are typically identified by words such as “target”, “project”, “forecast”, “expect”, “anticipate”, “believe”, “foresee”, “could”, “estimate”, “goal”, “intend”, “plan”, “seek”, “strive”, “will”, “may” and “should” and similar expressions. In particular, the forward-looking statements contained in this news release include statements referring to future results, performance, achievements, prospects or opportunities of BAM, Brookfield Asset Management or the Canadian, U.S. or international markets.

Although BAM believes that such forward-looking statements are based upon reasonable estimates, beliefs and assumptions, actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: (i) our lack of independent means of generating revenue; (ii) our material assets consisting solely of our interest in Brookfield Asset Management; (iii) challenges relating to maintaining our relationship with Brookfield Corporation and potential conflicts of interest; (iv) BAM being a newly formed company; (v) our liability for our asset management business; (vi) inflationary pressures; (vii) the impact on growth in fee-bearing capital of poor product development or marketing efforts; (viii) our ability to maintain our global reputation; (ix) volatility in the trading price of our class A limited voting shares; (x) being subjected to numerous laws, rules and regulatory requirements, and the potential ineffectiveness of our policies to prevent violations thereof; (xi) meeting our financial obligations due to our cash flow from our asset management business; (xii) foreign currency risk and exchange rate fluctuations; (xiii) requirement of temporary investments and backstop commitments to support our asset management business; (xiv) rising interest rates; (xv) revenues impacted by a decline in the size or pace of investments made by our managed assets; (xvi) the variability of our earnings growth, which may affect our dividend and the trading price of our class A limited voting shares; (xvii) exposed risk due to increased amount and type of investment products in our managed assets; (xviii) difficulty in maintaining our culture or managing our human capital; (xix) political instability or changes in government; (xx) unfavorable economic conditions or changes in the industries in which we operate; (xxi) catastrophic events, such as earthquakes, hurricanes, or pandemics/epidemics; (xxii) deficiencies in public company financial reporting and disclosures; (xxiii) ineffective management of sustainability considerations, and inadequate or ineffective health and safety programs; (xxiv) the failure of our information and technology systems; (xxv) us and our managed assets becoming involved in legal disputes; (xxvi) losses not covered by insurance; (xxvii) inability to collect on amounts owing to us; (xxviii) information barriers that may give rise to conflicts and risks; (xxix) risks related to our renewable power and transition, infrastructure, private equity, real estate, and other alternatives, including credit strategies; (xxx) risks relating to Canadian and United States taxation laws; and (xxxi) other factors described from time to time in our documents filed with the securities regulators in Canada and the United States.

We caution that the foregoing list of important factors that may affect future results is not exhaustive and other factors could also adversely affect future results. Readers are urged to consider these risks, as well as other uncertainties, factors and assumptions carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements, which are based only on information available to us as of the date of this news release. Except as required by law, BAM undertakes no obligation to publicly update or revise any forward-looking statements, whether written or oral, that may be as a result of new information, future events or otherwise.

Past performance is not indicative nor a guarantee of future results. There can be no assurance that comparable results will be achieved in the future, that future investments will be similar to historic investments discussed herein, that targeted returns, growth objectives, diversification or asset allocations will be met or that an investment strategy or investment objectives will be achieved (because of economic conditions, the availability of appropriate opportunities or otherwise).

Target returns and growth objectives set forth in this news release are for illustrative and informational purposes only and have been presented based on various assumptions made by BAM in relation to the investment strategies being pursued, any of which may prove to be incorrect. There can be no assurance that targeted returns or growth objectives will be achieved. Due to various risks, uncertainties and changes (including changes in economic, operational, political or other circumstances) beyond BAM’s control, the actual performance of the business could differ materially from the target returns and growth objectives set forth herein. In addition, industry experts may disagree with the assumptions used in presenting the target returns and growth objectives. No assurance, representation or warranty is made by any person that the target returns or growth objectives will be achieved, and undue reliance should not be put on them.

Certain of the information contained herein is based on or derived from information provided by independent third-party sources. While BAM believes that such information is accurate as of the date it was produced and that the sources from which such information has been obtained are reliable, BAM makes no representation or warranty, express or implied, with respect to the accuracy, reasonableness or completeness of any of the information or the assumptions on which such information is based, contained herein, including but not limited to, information obtained from third parties.